As filed with the Securities and Exchange Commission on October 20, 2025

Registration Nos. 333-207934

333-207932

333-222165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-207934

Form S-3 Registration Statement No. 333-207932

Form S-3 Registration Statement No. 333-222165

UNDER

THE SECURITIES ACT OF 1933

VERITEX HOLDINGS, INC.

(HUNTINGTON BANCSHARES INCORPORATED, AS SUCCESSOR BY MERGER TO VERITEX HOLDINGS, INC.)

(Exact name of registrant as specified in its charter)

Texas	20-0973566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Huntington Bancshares Incorporated

as successor by merger to Veritex Holdings, Inc.

41 South High Street

Columbus, Ohio 43287

(614) 480-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marcy C. Hingst

General Counsel

Huntington Bancshares Incorporated

as successor by merger to Veritex Holdings, Inc.

41 South High Street

Columbus, Ohio 43287

(Name and address of agent for service)

(614) 480-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Veritex Holdings, Inc., a Texas corporation (the “Company”), is filing this post-effective amendment no. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which were previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statements as of the date hereof:

•	Registration Statement No. 333-207934, initially filed with the SEC on November 10, 2015, pertaining to the registration of $150,000,000 of debt securities, common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants, and units of the Company.

•	Registration Statement No. 333-207932, filed with the SEC on November 10, 2015, pertaining to the registration of 1,572,370 shares of common stock, par value $0.01 per share, and 8,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C.

•	Registration Statement No. 333-222165, filed with the SEC on December 19, 2017, pertaining to the registration of $250,000,000 of common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants, subscription rights, debt securities, depositary shares, purchase contracts, purchase units, and units of the Company.

On July 13, 2025, the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), pursuant to which, on October 20, 2025, the Company merged with and into Huntington, with Huntington continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio on October 20, 2025.

HUNTINGTON BANCSHARES INCORPORATED (as successor by merger to Veritex Holdings, Inc.)

By:	/s/ Marcy C. Hingst
Name: Marcy C. Hingst
Title: General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.